EXHIBIT 2.2

Certificate of Conversion, as Corrected by Certificate of Correction filed on July 31, 2024 to delay Effective Time

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1.)
The jurisdiction where the Non-Delaware Corporation was first formed and remains organized in the State of Colorado.

2.)
The date on which the Non-Delaware Corporation was first formed is February 15, 1954.

3.)
The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Scott’s Liquid Gold-Inc.

4.)
The name of the Corporation as set forth in the attached Certificate of Incorporation is Horizon Kinetics Holding Corporation.

5.)
All provisions of the Plan of Conversion pursuant to which this Certificate is filed have been approved in accordance with all laws applicable to the Non-Delaware Corporation.

6.)
The conversion shall be effective at 11:05 p.m. Eastern Time on August 1, 2024.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 26th day of July, 2024.

SCOTT’S LIQUID GOLD-INC., a Colorado corporation

By:	/s/ David M. Arndt
David M. Arndt President and Chief Financial Officer